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                                                                    EXHIBIT 23.4



                               Consent of KPMG LLP



The Board of Directors
Fair, Isaac and Company, Incorporated:

We consent to the incorporation by reference in the registration statement on Form S-3 of Fair, Isaac and Company, Incorporated of our report dated October 24, 2001, except as to note 17, which is as of December 17, 2001, with respect to the consolidated balance sheets of Fair, Isaac and Company, Incorporated as of September 30, 2001 and 2000, and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 2001, which report appears in the September 30, 2001, annual report on Form 10-K of Fair, Isaac and Company, Incorporated.

We also consent to the reference to our firm under the heading "Experts" in this registration statement.

/s/ KPMG LLP


San Francisco, California
September 20, 2002